                                                                         Reg S-K
                                                                        Item 601

                                                                      Exhibit 12

                             BERKSHIRE HATHAWAY INC.

   Calculation of Ratio of Consolidated Earnings to Consolidated Fixed Charges
                              (Dollars in millions)


                                                                       Years Ended December 31,
                                                     ------------------------------------------------------------
                                                       1997         1996         1995         1994         1993
                                                     --------     --------     --------      -------     --------
Net earnings ...................................     $1,901.6     $2,488.6     $  794.9      $ 553.0     $  843.6
     Income tax expense ........................        897.7      1,196.8        276.2        163.3        439.7**
     Minority interest in earnings .............         28.3         20.5         13.3          8.7         10.0
     Equity in the net income of investees
          accounted for under the equity method            --           --        (92.5)       (29.9)      (103.6)
     Fixed charges* ............................        140.9        124.0         75.5          70.2        65.7
                                                     --------     --------     --------      -------     --------
Earnings available for fixed charges ...........     $2,968.5     $3,829.9     $1,067.4      $ 765.3     $1,255.4
                                                     ========     ========     ========      =======     ========

Realized investment gain, pretax, included in
     earnings available for fixed charges ......     $1,106.3     $2,484.1     $  194.1      $  91.3      $ 546.4
                                                     ========     ========     ========      =======     ========

Fixed charges*

     Interest on indebtedness (including amorti-
          zation of debt discount and expense) .     $  111.9     $   99.7     $   59.3      $  60.1     $   56.6
     Rentals representing interest .............         29.0         24.3         16.2         10.1          9.1
                                                     --------     --------     --------      -------     --------
                                                     $  140.9     $  124.0     $   75.5      $  70.2     $   65.7
                                                     ========     ========     ========      =======     ========

Ratio of earnings to fixed charges* ............       21.07x       30.89x       14.14x       10.90x       19.11x
                                                     ========     ========     ========      =======     ========

Ratio of earnings, excluding realized invest-
     ment gain, to fixed charges* ..............       13.22x       10.85x       11.57x        9.60x       10.79x
                                                     ========     ========     ========      =======     ========

----------

* Excludes fixed charges of finance businesses. Fixed charges of finance businesses were as follows:

   1997                1996                1995                1994              1993
 --------            --------            --------          ----------          ------
  $20.1               $30.4               $29.1               $31.8             $24.4

          Including fixed charges of finance businesses the ratios of earnings to fixed charges were as follows:

                                         1997            1996       1995          1994       1993
                                        ------          ------     ------      --------     ------
Including realized investment gain....  18.56x          25.00x     10.48x         7.81x     14.20x
Excluding realized investment gain....  11.69x           8.91x      8.63x         6.92x      8.14x


** Includes charge of $33.3 representing the cumulative effect of change in accounting for income taxes.